P R E S S R E L E A S E                                EXHIBIT 99.1    EXHIBIT 99.1
Vornado Announces Second Quarter 2021 Financial Results
New York City | August 2, 2021
Vornado Realty Trust (NYSE: VNO) reported today:
Quarter Ended June 30, 2021 Financial Results
NET INCOME attributable to common shareholders for the quarter ended June 30, 2021 was $48,045,000, or $0.25 per diluted share, compared to net loss attributable to common shareholders of $197,750,000, or $1.03 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net income attributable to common shareholders, as adjusted (non-GAAP) for the quarter ended June 30, 2021 was $26,804,000, or $0.14 per diluted share, and net loss attributable to common shareholders, as adjusted (non-GAAP) for the quarter ended June 30, 2020 was $4,363,000, or $0.02 per diluted share.
FUNDS FROM OPERATIONS ("FFO") attributable to common shareholders plus assumed conversions (non-GAAP) for the quarter ended June 30, 2021 was $153,364,000, or $0.80 per diluted share, compared to $203,256,000, or $1.06 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the quarters ended June 30, 2021 and 2020 was $133,161,000 and $107,391,000, or $0.69 and $0.56 per diluted share, respectively.
Six Months Ended June 30, 2021 Financial Results
NET INCOME attributable to common shareholders for the six months ended June 30, 2021 was $52,128,000, or $0.27 per diluted share, compared to net loss attributable to common shareholders of $192,787,000, or $1.01 per diluted share, for the six months ended June 30, 2020. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net income attributable to common shareholders, as adjusted (non-GAAP) for the six months ended June 30, 2021 and 2020 was $39,250,000 and $27,584,000, or $0.20 and $0.14 per diluted share, respectively.
FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the six months ended June 30, 2021 was $271,771,000, or $1.41 per diluted share, compared to $333,616,000, or $1.75 per diluted share, for the six months ended June 30, 2020. Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the six months ended June 30, 2021 and 2020 was $257,520,000 and $254,220,000, or $1.34 and $1.33 per diluted share, respectively.

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The following table reconciles our net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to common shareholders	$48,045	$(197,750)	$52,128	$(192,787)
Per diluted share	$0.25	$(1.03)	$0.27	$(1.01)

Certain (income) expense items that impact net income (loss) attributable to common shareholders:
After-tax net gain on sale of 220 Central Park South ("220 CPS") condominium units	$(22,208)	$(49,005)	$(22,208)	$(108,916)
Hotel Pennsylvania loss (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	4,992	5,133	13,982	17,526
Our share of (income) loss from real estate fund investments	(1,639)	6,089	(1,899)	62,247
Non-cash impairment loss on our investment in Fifth Avenue and Times Square JV, reversing a portion of the $2.559 billion gain recognized on the April 2019 transfer to the joint venture attributable to the GAAP required write-up of the retained interest	—	305,859	—	305,859
608 Fifth Avenue non-cash lease liability extinguishment gain	—	(70,260)	—	(70,260)
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	—	6,108	—	13,369
Mark-to-market decrease in Pennsylvania Real Estate Investment Trust common shares (sold on January 23, 2020)	—	—	—	4,938
Other	(3,869)	2,019	(3,675)	9,915
	(22,724)	205,943	(13,800)	234,678
Noncontrolling interests' share of above adjustments	1,483	(12,556)	922	(14,307)
Total of certain (income) expense items that impact net income (loss) attributable to common shareholders	$(21,241)	$193,387	$(12,878)	$220,371

Net income (loss) attributable to common shareholders, as adjusted (non-GAAP)	$26,804	$(4,363)	$39,250	$27,584
Per diluted share (non-GAAP)	$0.14	$(0.02)	$0.20	$0.14

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The following table reconciles our FFO attributable to common shareholders plus assumed conversions (non-GAAP) to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
FFO attributable to common shareholders plus assumed conversions (non-GAAP)(1)	$153,364	$203,256	$271,771	$333,616
Per diluted share (non-GAAP)	$0.80	$1.06	$1.41	$1.75

Certain (income) expense items that impact FFO attributable to common shareholders plus assumed conversions:
After-tax net gain on sale of 220 CPS condominium units	$(22,208)	$(49,005)	$(22,208)	$(108,916)
Hotel Pennsylvania loss (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	2,211	2,479	8,439	12,304
Our share of (income) loss from real estate fund investments	(1,639)	6,089	(1,899)	62,247
608 Fifth Avenue non-cash lease liability extinguishment gain	—	(70,260)	—	(70,260)
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	—	6,108	—	13,369
Other	381	2,459	764	6,664
	(21,255)	(102,130)	(14,904)	(84,592)
Noncontrolling interests' share of above adjustments	1,052	6,265	653	5,196
Total of certain (income) expense items that impact FFO attributable to common shareholders plus assumed conversions, net	$(20,203)	$(95,865)	$(14,251)	$(79,396)

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$133,161	$107,391	$257,520	$254,220
Per diluted share (non-GAAP)	$0.69	$0.56	$1.34	$1.33
____________________________________________________________
(1)    See page 12 for a reconciliation of our net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three and six months ended June 30, 2021 and 2020.

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COVID-19 Pandemic
Our business has been adversely affected as a result of the COVID-19 pandemic and the preventive measures taken to curb the spread of the virus. Some of the effects on us include the following:
•With the exception of grocery stores and other "essential" businesses, many of our retail tenants closed their stores in March 2020 and began reopening when New York City entered phase two of its state-mandated reopening plan on June 22, 2020, which required limitations on occupancy and other restrictions that affected their ability to resume full operations. On June 15, 2021, New York State lifted the limitations and restrictions, however, economic conditions and other factors, including limitations on international travel, continue to adversely affect the financial health of our retail tenants.
•While our buildings are open, many of our office tenants are working remotely.
•We temporarily closed the Hotel Pennsylvania on April 1, 2020 and on April 5, 2021, we announced that we permanently closed the hotel.
•We cancelled trade shows at theMART beginning late March of 2020 and expect to resume trade shows in the third quarter of 2021.
•As of July 31, 2021, approximately 72% of the 1,293 Building Maintenance Services LLC ("BMS") employees that had been placed on furlough in 2020 have returned to work.
While we believe our tenants are required to pay rent under their leases and we have commenced legal proceedings against certain tenants that have failed to pay under their leases, in limited circumstances, we have agreed to and may continue to agree to rent deferrals and rent abatements for certain of our tenants.
In light of the evolving health, social, economic, and business environment, governmental regulation or mandates, and business disruptions that have occurred and may continue to occur, the impact of the COVID-19 pandemic on our financial condition and operating results remains highly uncertain but that impact has been and may continue to be material. The impact on us includes lower rental income and potentially lower occupancy levels at our properties which will result in less cash flow available for operating costs, to pay our indebtedness and for distribution to our shareholders. We have experienced a decrease in cash flow from operations due to the COVID-19 pandemic, including reduced collections of rents billed to certain of our tenants, the closure of Hotel Pennsylvania, the cancellation of trade shows at theMART, and lower revenues from BMS, parking garages and signage. The value of our real estate assets may decline, which may result in non-cash impairment charges in future periods and that impact could be material.

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FFO, as Adjusted Bridge - Q2 2021 vs. Q2 2020
The following table bridges our FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended June 30, 2020 to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended June 30, 2021:

(Amounts in millions, except per share amounts)	FFO, as Adjusted
	Amount	Per Share
FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended June 30, 2020	$107.4	$0.56

Increase in FFO, as adjusted due to:
Tenant related items (primarily write-offs of straight-line rent receivables in 2020)	18.9
General and administrative (primarily due to the overhead reduction program announced in December 2020)	4.5
Variable businesses	2.5
Interest expense decrease and other, net	2.4
	28.3
Noncontrolling interests' share of above items	(2.5)
Net increase	25.8	0.13

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended June 30, 2021	$133.2	$0.69
See page 12 for reconciliations of our net income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three and six months ended June 30, 2021 and 2020. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 3 of this press release.

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Acquisition:
One Park Avenue
On July 20, 2021, pursuant to a right of first offer, we entered into an agreement to increase our ownership interest in One Park Avenue to 100.0% by acquiring our joint venture partner's, Canada Pension Plan Investment Board ("CPP Investments"), 45.0% ownership interest in the property. The purchase price values the property at $875,000,000. We will pay approximately $158,000,000 in cash and assume CPP Investments' share of the $525,000,000 mortgage loan. We expect to complete the purchase in the third quarter of 2021.
Dispositions:
220 Central Park South ("220 CPS")
During the three and six months ended June 30, 2021, we closed on the sale of three condominium units at 220 CPS for net proceeds of $72,216,000 resulting in a net gain of $25,272,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with these sales, $3,064,000 of income tax expense was recognized on our consolidated statements of income. From inception to June 30, 2021, we have closed on the sale of 103 units for net proceeds of $2,941,708,000 resulting in financial statement net gains of $1,092,209,000.
Alexander’s, Inc. (“Alexander’s”)
On May 13, 2021, Alexander's received notice from IKEA Property, Inc. of its election to exercise its purchase option for $75,000,000 of the Paramus, New Jersey property that it leases. Alexander's anticipates the closing of the sale in the fourth quarter of 2021. Upon completion of the sale, we will recognize our approximate $11,350,000 share of the net gain. Alexander's announced that it does not expect to pay a special dividend related to this transaction.
On June 4, 2021, Alexander's completed the sale of a parcel of land in the Bronx, New York for $10,000,000. As a result of the sale, we recognized our $2,956,000 share of the net gain and also received a $300,000 sales commission paid by Alexander's. Alexander's announced that it does not expect to pay a special dividend related to this transaction.
Financings:
One Park Avenue
On February 26, 2021, a joint venture in which we have a 55.0% interest completed a $525,000,000 refinancing of One Park Avenue, a 943,000 square foot Manhattan office building. The interest-only loan bears a rate of LIBOR plus 1.11% (1.18% as of June 30, 2021) and matures in March 2026, as fully extended. We realized net proceeds of $105,000,000. The loan replaces the previous $300,000,000 loan that bore interest at LIBOR plus 1.75% and was scheduled to mature in March 2021.
PENN 11
On March 7, 2021, we entered into an interest rate swap agreement for our $500,000,000 PENN 11 mortgage loan to swap the interest rate on the mortgage loan from LIBOR plus 2.75% (2.83% as of June 30, 2021) to a fixed rate of 3.03% through March 2024.
909 Third Avenue
On March 26, 2021, we completed a $350,000,000 refinancing of 909 Third Avenue, a 1.4 million square foot Manhattan office building. The interest-only loan bears a fixed rate of 3.23% and matures in April 2031. The loan replaces the previous $350,000,000 loan that bore interest at a fixed rate of 3.91% and was scheduled to mature in May 2021.
Unsecured Revolving Credit Facility
On April 15, 2021, we extended our $1.25 billion unsecured revolving credit facility from January 2023 (as fully extended) to April 2026 (as fully extended). The interest rate on the extended facility was lowered to LIBOR plus 0.90% from LIBOR plus 1.00%. The facility fee remains at 20 basis points. Our $1.50 billion unsecured revolving credit facility matures in March 2024 (as fully extended) and also has an interest rate of LIBOR plus 0.90% and a facility fee of 20 basis points.
555 California Street
On May 10, 2021, we completed a $1.2 billion refinancing of 555 California Street, a three building 1.8 million square foot office campus in San Francisco, in which we own a 70.0% controlling interest. The interest-only loan bears a rate of LIBOR plus 1.93% in years one through five (2.01% as of June 30, 2021), LIBOR plus 2.18% in year six and LIBOR plus 2.43% in year seven. The loan matures in May 2028, as fully extended. We swapped the interest rate on our $840,000,000 share of the loan to a fixed rate of 2.26% through May 2024. The loan replaces the previous $533,000,000 loan that bore interest at a fixed rate of 5.10% and was scheduled to mature in September 2021.
Senior Unsecured Notes
On May 24, 2021, we completed a green bond public offering of $400,000,000 2.15% senior unsecured notes due June 1, 2026 ("2026 Notes") and $350,000,000 3.40% senior unsecured notes due June 1, 2031 ("2031 Notes"). Interest on the senior unsecured notes will be payable semi-annually on June 1 and December 1, commencing December 1, 2021. The 2026 Notes were sold at 99.86% of their face amount to yield 2.18% and the 2031 Notes were sold at 99.59% of their face amount to yield 3.45%.

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Financings - continued:
theMART
On May 28, 2021, we repaid the $675,000,000 mortgage loan on theMART, a 3.7 million square foot commercial building in Chicago, with proceeds from our senior unsecured notes offering. The loan bore interest at 2.70% and was scheduled to mature in September 2021.
Leasing Activity For the Three Months Ended June 30, 2021:
•322,000 square feet of New York Office space (292,000 square feet at share) at an initial rent of $85.54 per square foot and a weighted average lease term of 8.4 years. The changes in the GAAP and cash mark-to-market rent on the 218,000 square feet of second generation space were negative 6.1% and negative 4.4%, respectively. Tenant improvements and leasing commissions were $13.84 per square foot per annum, or 16.2% of initial rent.
•18,000 square feet of New York Retail space (17,000 square feet at share) at an initial rent of $108.27 per square foot and a weighted average lease term of 13.4 years. The 18,000 square feet was first generation space. Tenant improvements and leasing commissions were $8.60 per square foot per annum, or 7.9% of initial rent.
•114,000 square feet at theMART (all at share) at an initial rent of $50.30 per square foot and a weighted average lease term of 6.5 years. The changes in the GAAP and cash mark-to-market rent on the 111,000 square feet of second generation space were negative 1.9% and positive 3.4%, respectively. Tenant improvements and leasing commissions were $2.29 per square foot per annum, or 4.6% of initial rent.
•51,000 square feet at 555 California Street (35,000 square feet at share) at an initial rent of $114.31 per square foot and a weighted average lease term of 4.3 years. The changes in the GAAP and cash mark-to-market rent on the 35,000 square feet of second generation space were positive 38.5% and positive 36.7%, respectively. Tenant improvements and leasing commissions were $2.84 per square foot per annum, or 2.5% of initial rent.
Leasing Activity For the Six Months Ended June 30, 2021:
•530,000 square feet of New York Office space (439,000 square feet at share) at an initial rent of $83.46 per square foot and a weighted average lease term of 10.8 years. The changes in the GAAP and cash mark-to-market rent on the 272,000 square feet of second generation space were negative 4.5% and negative 3.6% respectively. Tenant improvements and leasing commissions were $12.19 per square foot per annum, or 14.6% of initial rent.
•64,000 square feet of New York Retail space (53,000 square feet at share) at an initial rent of $207.84 per square foot and a weighted average lease term of 10.4 years. The changes in the GAAP and cash mark-to-market rent on the 12,000 square feet of second generation space were positive 32.2% and positive 9.4%, respectively. Tenant improvements and leasing commissions were $12.91 per square foot per annum, or 6.2% of initial rent.
•199,000 square feet at theMART (all at share) at an initial rent of $51.35 per square foot and a weighted average lease term of 5.1 years. The changes in the GAAP and cash mark-to-market rent on the 194,000 square feet of second generation space were negative 3.0% and positive 0.7%, respectively. Tenant improvements and leasing commissions were $2.43 per square foot per annum, or 4.7% of initial rent.
•51,000 square feet at 555 California Street (36,000 square feet at share) at an initial rent of $115.12 per square foot and a weighted average lease term of 4.3 years. The changes in the GAAP and cash mark-to-market rent on the 36,000 square feet of second generation space were positive 37.1% and positive 35.3%, respectively. Tenant improvements and leasing commissions were $2.83 per square foot per annum, or 2.5% of initial rent.
Same Store Net Operating Income ("NOI") At Share:
The percentage increase (decrease) in same store NOI at share and same store NOI at share - cash basis of our New York segment, theMART and 555 California Street are summarized below.

				555 California Street
	Total	New York	theMART
Same store NOI at share % increase (decrease)(1):
Three months ended June 30, 2021 compared to June 30, 2020	13.6%	14.9%	3.4%	8.9%
Six months ended June 30, 2021 compared to June 30, 2020	1.3%	1.5%	(5.1)%	6.7%
Three months ended June 30, 2021 compared to March 31, 2021	(1.0)%	(1.3)%	1.7%	(0.2)%
Same store NOI at share - cash basis % increase (decrease)(1):
Three months ended June 30, 2021 compared to June 30, 2020	0.5%	(0.2)%	9.8%	(0.3)%
Six months ended June 30, 2021 compared to June 30, 2020	(3.6)%	(3.7)%	(6.8)%	1.6%
Three months ended June 30, 2021 compared to March 31, 2021	0.4%	0.1%	9.3%	(5.7)%
____________________
(1)See pages 14 through 19 for same store NOI at share and same store NOI at share - cash basis reconciliations.

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NOI At Share and NOI At Share - Cash Basis:
The elements of our New York and Other NOI at share and NOI at share - cash basis for the three and six months ended June 30, 2021 and 2020 and the three months ended March 31, 2021 are summarized below.

(Amounts in thousands)	For the Three Months Ended			For the Six Months Ended June 30,
	June 30,		March 31, 2021
	2021	2020		2021	2020
NOI at share:
New York:
Office(1)	$164,050	$161,444	$166,635	$330,685	$344,649
Retail(2)	39,213	21,841	36,702	75,915	73,859
Residential	4,239	5,868	4,456	8,695	12,068
Alexander's	9,069	8,331	10,489	19,558	18,823
Hotel Pennsylvania	(5,533)	(8,516)	(7,144)	(12,677)	(17,872)
Total New York	211,038	188,968	211,138	422,176	431,527
Other:
theMART	18,412	17,803	18,107	36,519	38,916
555 California Street	16,038	14,837	16,064	32,102	30,068
Other investments	4,079	1,032	4,799	8,878	3,042
Total Other	38,529	33,672	38,970	77,499	72,026

NOI at share	$249,567	$222,640	$250,108	$499,675	$503,553
_______________________
(1)    The three and six months ended June 30, 2020 include $13,220 of non-cash write-offs of receivables arising from the straight-lining of rents, primarily for the New York & Company, Inc. lease at 330 West 34th Street and $940 of write-offs of tenant receivables deemed uncollectible.
(2)    The three and six months ended June 30, 2020 include $20,436 of non-cash write-offs of receivables arising from the straight-lining of rents, primarily for the JCPenney lease at Manhattan Mall and $6,731 of write-offs of tenant receivables deemed uncollectible.

(Amounts in thousands)	For the Three Months Ended			For the Six Months Ended June 30,
	June 30,		March 31, 2021
	2021	2020		2021	2020
NOI at share - cash basis:
New York:
Office(1)	$167,322	$175,438	$167,096	$334,418	$362,473
Retail(2)	36,214	38,913	34,876	71,090	87,954
Residential	3,751	5,504	4,011	7,762	11,363
Alexander's	9,848	10,581	11,349	21,197	21,675
Hotel Pennsylvania	(5,556)	(8,525)	(7,167)	(12,723)	(17,889)
Total New York	211,579	221,911	210,165	421,744	465,576
Other:
theMART	19,501	17,765	17,840	37,341	40,470
555 California Street	14,952	15,005	15,855	30,807	30,440
Other investments	4,381	2,149	5,050	9,431	4,333
Total Other	38,834	34,919	38,745	77,579	75,243

NOI at share - cash basis	$250,413	$256,830	$248,910	$499,323	$540,819
______________________
(1)    The three and six months ended June 30, 2020 include $940 of write-offs of tenant receivables deemed uncollectible.
(2)    The three and six months ended June 30, 2020 include $6,731 of write-offs of tenant receivables deemed uncollectible.

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PENN District - Active Development/Redevelopment Summary as of June 30, 2021

(Amounts in thousands of dollars, except square feet)
		Property Rentable Sq. Ft.							Projected Incremental Cash Yield
Active PENN District Projects	Segment		Budget(1)		Amount Expended		Remainder to be Expended	Stabilization Year
Farley (95% interest)	New York	844,000	1,120,000	(2)	875,965	(2)	244,035	2022	6.4%
PENN 2 - as expanded(3)	New York	1,795,000	750,000		109,646		640,354	2025	9.0%
PENN 1 (including LIRR Concourse Retail)(4)	New York	2,546,000	450,000		262,417		187,583	N/A	12.2%	(4)(5)
Districtwide Improvements	New York	N/A	100,000		29,993		70,007	N/A	N/A
Total Active PENN District Projects			2,420,000		1,278,021		1,141,979		8.0%
________________________________
(1)    Excluding debt and equity carry.
(2)    Net of 154,000 of historic tax credit investor contributions, of which 88,000 has been funded to date (at our 95% share).
(3)    PENN 2 estimated impact on cash basis NOI and FFO of square feet taken out of service:

	2021	2022
Square feet out of service at end of year	1,190,000	1,210,000
Year-over-year reduction in Cash Basis NOI(i)	(19,000)	—
Year-over-year reduction in FFO(ii)	(7,000)	—
________________________________
(i)    After capitalization of real estate taxes and operating expenses on space out of service.
(ii)    Net of capitalized interest on space out of service under redevelopment.

(4)    Property is ground leased through 2098, as fully extended. Fair market value resets occur in 2023, 2048 and 2073. The 12.2% projected return is before the ground rent reset in 2023, which may be material.
(5)    Achieved as existing leases roll; approximate average remaining lease term 5 years.

There can be no assurance that the above projects will be completed, completed on schedule or within budget. In addition, there can be no assurance that the Company will be successful in leasing the properties on the expected schedule or at the assumed rental rates.
Conference Call and Audio Webcast
As previously announced, the Company will host a quarterly earnings conference call and an audio webcast on Tuesday, August 3, 2021 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and indicating to the operator the passcode 50199326. A live webcast of the conference call will be available on Vornado’s website at www.vno.com in the Investor Relations section and an online playback of the webcast will be available on the website following the conference call.
Contact
Thomas J. Sanelli
(212) 894-7000
Supplemental Financial Information
Further details regarding results of operations, properties and tenants can be accessed at the Company’s website www.vno.com. Vornado Realty Trust is a fully - integrated equity real estate investment trust.
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2020. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Currently, one of the most significant factors is the ongoing adverse effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect it has had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will depend on future developments, including the duration of the pandemic, current and future variants, the efficacy and durability of vaccines against the variants and the potential for increased government restrictions, which continue to be uncertain at this time but that impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2020.

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VORNADO REALTY TRUST
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	As of		Increase (Decrease)
	June 30, 2021	December 31, 2020
ASSETS
Real estate, at cost:
Land	$2,394,865	$2,420,054	$(25,189)
Buildings and improvements	7,910,088	7,933,030	(22,942)
Development costs and construction in progress	1,832,997	1,604,637	228,360
Leasehold improvements and equipment	133,379	130,222	3,157
Total	12,271,329	12,087,943	183,386
Less accumulated depreciation and amortization	(3,269,196)	(3,169,446)	(99,750)
Real estate, net	9,002,133	8,918,497	83,636
Right-of-use assets	365,219	367,365	(2,146)
Cash and cash equivalents	2,172,195	1,624,482	547,713
Restricted cash	145,142	105,887	39,255
Tenant and other receivables	62,294	77,658	(15,364)
Investments in partially owned entities	3,355,401	3,491,107	(135,706)
Real estate fund investments	3,739	3,739	—
220 Central Park South condominium units ready for sale	90,498	128,215	(37,717)
Receivable arising from the straight-lining of rents	661,552	674,075	(12,523)
Deferred leasing costs, net	370,169	372,919	(2,750)
Identified intangible assets, net	21,347	23,856	(2,509)
Other assets	407,104	434,022	(26,918)
Total assets	$16,656,793	$16,221,822	$434,971
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$5,547,605	$5,580,549	$(32,944)
Senior unsecured notes, net	1,189,861	446,685	743,176
Unsecured term loan, net	797,287	796,762	525
Unsecured revolving credit facilities	575,000	575,000	—
Lease liabilities	400,584	401,008	(424)
Accounts payable and accrued expenses	399,497	427,202	(27,705)
Deferred revenue	33,965	40,110	(6,145)
Deferred compensation plan	107,237	105,564	1,673
Other liabilities	287,756	294,520	(6,764)
Total liabilities	9,338,792	8,667,400	671,392
Redeemable noncontrolling interests	749,684	606,267	143,417
Shareholders' equity	6,282,367	6,533,198	(250,831)
Noncontrolling interests in consolidated subsidiaries	285,950	414,957	(129,007)
Total liabilities, redeemable noncontrolling interests and equity	$16,656,793	$16,221,822	$434,971

NYSE: VNO | WWW.VNO.COM	PAGE 10 OF 19

VORNADO REALTY TRUST
OPERATING RESULTS

(Amounts in thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$378,941	$343,026	$758,918	$787,558

Net income (loss)	$76,832	$(217,352)	$103,825	$(321,855)
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	(8,784)	17,768	(14,898)	140,155
Operating Partnership	(3,536)	14,364	(3,865)	13,974
Net income (loss) attributable to Vornado	64,512	(185,220)	85,062	(167,726)
Preferred share dividends	(16,467)	(12,530)	(32,934)	(25,061)
Net income (loss) attributable to common shareholders	$48,045	$(197,750)	$52,128	$(192,787)

Income (loss) per common share - basic:
Net income (loss) per common share	$0.25	$(1.03)	$0.27	$(1.01)
Weighted average shares outstanding	191,527	191,104	191,473	191,071

Income (loss) per common share - diluted:
Net income (loss) per common share	$0.25	$(1.03)	$0.27	$(1.01)
Weighted average shares outstanding	192,380	191,104	192,207	191,071

FFO attributable to common shareholders plus assumed conversions (non-GAAP)	$153,364	$203,256	$271,771	$333,616
Per diluted share (non-GAAP)	$0.80	$1.06	$1.41	$1.75

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$133,161	$107,391	$257,520	$254,220
Per diluted share (non-GAAP)	$0.69	$0.56	$1.34	$1.33

Weighted average shares used in determining FFO attributable to common shareholders plus assumed conversions per diluted share	192,406	191,132	192,233	191,107
FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of certain real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because they exclude the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. In addition to FFO attributable to common shareholders plus assumed conversions, we also disclose FFO attributable to common shareholders plus assumed conversions, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance. Reconciliations of net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions are provided on the following page. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 3 of this press release.

NYSE: VNO | WWW.VNO.COM	PAGE 11 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS

The following table reconciles net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions:

(Amounts in thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to common shareholders	$48,045	$(197,750)	$52,128	$(192,787)
Per diluted share	$0.25	$(1.03)	$0.27	$(1.01)

FFO adjustments:
Depreciation and amortization of real property	$82,396	$85,179	$170,115	$170,315
Decrease in fair value of marketable securities	—	—	—	4,938
Proportionate share of adjustments to equity in net income (loss) of partially owned entities to arrive at FFO:
Depreciation and amortization of real property	34,846	39,736	69,704	80,159
Net gain on sale of real estate	(3,052)	—	(3,052)	—
(Increase) decrease in fair value of marketable securities	(1,216)	(565)	(1,405)	3,126
Non-cash impairment loss on our investment in Fifth Avenue and Times Square JV, reversing a portion of the $2.559 billion gain recognized on the April 2019 transfer to the joint venture attributable to the GAAP required write-up of the retained interest	—	305,859	—	305,859
	112,974	430,209	235,362	564,397
Noncontrolling interests' share of above adjustments	(7,666)	(29,215)	(15,741)	(38,019)
FFO adjustments, net	$105,308	$400,994	$219,621	$526,378

FFO attributable to common shareholders	153,353	203,244	271,749	333,591
Convertible preferred share dividends	11	12	22	25
FFO attributable to common shareholders plus assumed conversions	$153,364	$203,256	$271,771	$333,616
Per diluted share	$0.80	$1.06	$1.41	$1.75

Reconciliation of weighted average shares outstanding:
Weighted average common shares outstanding	191,527	191,104	191,473	191,071
Effect of dilutive securities:
Out-Performance Plan units	830	—	719	—
Convertible preferred shares	26	28	26	29
AO LTIP units	18	—	11	5
Employee stock options and restricted stock awards	5	—	4	2
Denominator for FFO per diluted share	192,406	191,132	192,233	191,107

NYSE: VNO | WWW.VNO.COM	PAGE 12 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below is a reconciliation of net income (loss) to NOI at share and NOI at share - cash basis for the three and six months ended June 30, 2021 and 2020 and the three months ended March 31, 2021.

	For the Three Months Ended			For the Six Months Ended June 30,
(Amounts in thousands)	June 30,		March 31, 2021
	2021	2020		2021	2020
Net income (loss)	$76,832	$(217,352)	$26,993	$103,825	$(321,855)
Depreciation and amortization expense	89,777	92,805	95,354	185,131	185,598
General and administrative expense	30,602	35,014	44,186	74,788	87,848
Transaction related costs and other (lease liability extinguishment gain)	106	(69,221)	843	949	(69,150)
(Income) loss from partially owned entities	(31,426)	291,873	(29,073)	(60,499)	272,770
(Income) loss from real estate fund investments	(5,342)	28,042	169	(5,173)	211,505
Interest and other investment (income) loss, net	(1,539)	2,893	(1,522)	(3,061)	8,797
Interest and debt expense	51,894	58,405	50,064	101,958	117,247
Net gains on disposition of wholly owned and partially owned assets	(25,724)	(55,695)	—	(25,724)	(124,284)
Income tax expense	2,841	1,837	1,984	4,825	14,650
NOI from partially owned entities	77,235	69,487	78,756	155,991	151,368
NOI attributable to noncontrolling interests in consolidated subsidiaries	(15,689)	(15,448)	(17,646)	(33,335)	(30,941)
NOI at share	249,567	222,640	250,108	499,675	503,553
Non-cash adjustments for straight-line rents, amortization of acquired below-market leases, net and other	846	34,190	(1,198)	(352)	37,266
NOI at share - cash basis	$250,413	$256,830	$248,910	$499,323	$540,819

NOI at share represents total revenues less operating expenses including our share of partially owned entities. NOI at share - cash basis represents NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We consider NOI at share - cash basis to be the primary non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As properties are bought and sold based on NOI at share - cash basis, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. NOI at share and NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies. NOI at share - cash basis includes rent that has been deferred as a result of the COVID-19 pandemic.

NYSE: VNO | WWW.VNO.COM	PAGE 13 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended June 30, 2021 compared to June 30, 2020.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share for the three months ended June 30, 2021	$249,567	$211,038	$18,412	$16,038	$4,079
Less NOI at share from:
Development properties	(7,773)	(7,773)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	5,533	5,533	—	—	—
Other non-same store income, net	(5,074)	(995)	—	—	(4,079)
Same store NOI at share for the three months ended June 30, 2021	$242,253	$207,803	$18,412	$16,038	$—

NOI at share for the three months ended June 30, 2020	$222,640	$188,968	$17,803	$14,837	$1,032
Less NOI at share from:
Development properties	(7,578)	(7,578)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	8,516	8,516	—	—	—
Other non-same store income, net	(10,261)	(9,120)	—	(109)	(1,032)
Same store NOI at share for the three months ended June 30, 2020	$213,317	$180,786	$17,803	$14,728	$—

Increase in same store NOI at share	$28,936	$27,017	$609	$1,310	$—

% increase in same store NOI at share	13.6%	14.9%	3.4%	8.9%	—%

Same store NOI at share represents NOI at share from operations which are in service in both the current and prior year reporting periods. Same store NOI at share - cash basis is same store NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We present these non-GAAP measures to (i) facilitate meaningful comparisons of the operational performance of our properties and segments, (ii) make decisions on whether to buy, sell or refinance properties, and (iii) compare the performance of our properties and segments to those of our peers. Same store NOI at share and same store NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

NYSE: VNO | WWW.VNO.COM	PAGE 14 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended June 30, 2021 compared to June 30, 2020.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share - cash basis for the three months ended June 30, 2021	$250,413	$211,579	$19,501	$14,952	$4,381
Less NOI at share - cash basis from:
Development properties	(7,465)	(7,465)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	5,556	5,556	—	—	—
Other non-same store income, net	(5,488)	(1,107)	—	—	(4,381)
Same store NOI at share - cash basis for the three months ended June 30, 2021	$243,016	$208,563	$19,501	$14,952	$—

NOI at share - cash basis for the three months ended June 30, 2020	$256,830	$221,911	$17,765	$15,005	$2,149
Less NOI at share - cash basis from:
Development properties	(9,623)	(9,623)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	8,525	8,525	—	—	—
Other non-same store income, net	(14,021)	(11,869)	—	(3)	(2,149)
Same store NOI at share - cash basis for the three months ended June 30, 2020	$241,711	$208,944	$17,765	$15,002	$—

Increase (decrease) in same store NOI at share - cash basis	$1,305	$(381)	$1,736	$(50)	$—

% increase (decrease) in same store NOI at share - cash basis	0.5%	(0.2)%	9.8%	(0.3)%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 15 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the six months ended June 30, 2021 compared to June 30, 2020.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share for the six months ended June 30, 2021	$499,675	$422,176	$36,519	$32,102	$8,878
Less NOI at share from:
Development properties	(14,060)	(14,060)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	12,677	12,677	—	—	—
Other non-same store (income) expense, net	(10,223)	(1,346)	—	1	(8,878)
Same store NOI at share for the six months ended June 30, 2021	$488,069	$419,447	$36,519	$32,103	$—

NOI at share for the six months ended June 30, 2020	$503,553	$431,527	$38,916	$30,068	$3,042
Less NOI at share from:
Development properties	(20,750)	(20,750)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	17,872	17,872	—	—	—
Other non-same store (income) expense, net	(19,000)	(15,543)	(422)	7	(3,042)
Same store NOI at share for the six months ended June 30, 2020	$481,675	$413,106	$38,494	$30,075	$—

Increase (decrease) in same store NOI at share	$6,394	$6,341	$(1,975)	$2,028	$—

% increase (decrease) in same store NOI at share	1.3%	1.5%	(5.1)%	6.7%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 16 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED
Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the six months ended June 30, 2021 compared to June 30, 2020.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share - cash basis for the six months ended June 30, 2021	$499,323	$421,744	$37,341	$30,807	$9,431
Less NOI at share - cash basis from:
Development properties	(14,732)	(14,732)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	12,723	12,723	—	—	—
Other non-same store (income) expense, net	(11,111)	(1,681)	—	1	(9,431)
Same store NOI at share - cash basis for the six months ended June 30, 2021	$486,203	$418,054	$37,341	$30,808	$—

NOI at share - cash basis for the six months ended June 30, 2020	$540,819	$465,576	$40,470	$30,440	$4,333
Less NOI at share - cash basis from:
Development properties	(26,791)	(26,791)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	17,889	17,889	—	—	—
Other non-same store income, net	(27,579)	(22,718)	(422)	(106)	(4,333)
Same store NOI at share - cash basis for the six months ended June 30, 2020	$504,338	$433,956	$40,048	$30,334	$—

(Decrease) increase in same store NOI at share - cash basis	$(18,135)	$(15,902)	$(2,707)	$474	$—

% (decrease) increase in same store NOI at share - cash basis	(3.6)%	(3.7)%	(6.8)%	1.6%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 17 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended June 30, 2021 compared to March 31, 2021.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share for the three months ended June 30, 2021	$249,567	$211,038	$18,412	$16,038	$4,079
Less NOI at share from:
Development properties	(7,773)	(7,773)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	5,533	5,533	—	—	—
Other non-same store income, net	(4,154)	(75)	—	—	(4,079)
Same store NOI at share for the three months ended June 30, 2021	$243,173	$208,723	$18,412	$16,038	$—

NOI at share for the three months ended March 31, 2021	$250,108	$211,138	$18,107	$16,064	$4,799
Less NOI at share from:
Development properties	(6,290)	(6,290)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	7,144	7,144	—	—	—
Other non-same store (income) expense, net	(5,421)	(623)	—	1	(4,799)
Same store NOI at share for the three months ended March 31, 2021	$245,541	$211,369	$18,107	$16,065	$—

(Decrease) increase in same store NOI at share	$(2,368)	$(2,646)	$305	$(27)	$—

% (decrease) increase in same store NOI at share	(1.0)%	(1.3)%	1.7%	(0.2)%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 18 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended June 30, 2021 compared to March 31, 2021.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share - cash basis for the three months ended June 30, 2021	$250,413	$211,579	$19,501	$14,952	$4,381
Less NOI at share - cash basis from:
Development properties	(7,465)	(7,465)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	5,556	5,556	—	—	—
Other non-same store income, net	(4,568)	(187)	—	—	(4,381)
Same store NOI at share - cash basis for the three months ended June 30, 2021	$243,936	$209,483	$19,501	$14,952	$—

NOI at share - cash basis for the three months ended March 31, 2021	$248,910	$210,165	$17,840	$15,855	$5,050
Less NOI at share - cash basis from:
Development properties	(7,270)	(7,270)	—	—	—
Hotel Pennsylvania (temporarily closed on April 1, 2020, permanently closed on April 5, 2021)	7,167	7,167	—	—	—
Other non-same store (income) expense, net	(5,859)	(811)	—	2	(5,050)
Same store NOI at share - cash basis for the three months ended March 31, 2021	$242,948	$209,251	$17,840	$15,857	$—

Increase (decrease) in same store NOI at share - cash basis	$988	$232	$1,661	$(905)	$—

% increase (decrease) in same store NOI at share - cash basis	0.4%	0.1%	9.3%	(5.7)%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 19 OF 19